Exhibit (a)(5)(R)

Essendant’s Board Declares Regular Dividend

DEERFIELD, Ill., Oct. 24, 2018 -- Essendant Inc. (NASDAQ: ESND) announced that on October 23, 2018 its board of directors declared a $0.14 per share dividend payable on January 15, 2019 (the “January Dividend”) to stockholders of record at the close of business on December 14, 2018 (the “Record Date”).

On September 14, 2018, Essendant entered into a definitive merger agreement with Staples and its affiliates, Egg Parent Inc. and Egg Merger Sub Inc.

Pursuant to the merger agreement, Egg Merger Sub Inc. has commenced a tender offer to purchase all outstanding shares of Essendant’s common stock at a purchase price of $12.80 per share, net to the seller in cash, subject to reduction for any applicable withholding taxes in respect thereof, without interest. The merger agreement provides that, after completion of the tender offer and the satisfaction or waiver of certain conditions, Egg Merger Sub Inc. will merge with and into Essendant, with Essendant continuing as the surviving entity. Upon completion of the merger, each share of Essendant’s common stock not purchased in the tender offer will generally be automatically cancelled and converted into an amount in cash equal to the tender offer price per share.

The tender offer and merger are expected to be completed in the fourth quarter of 2018. Because only stockholders of record on the Record Date would be entitled to receive the January Dividend, there can be no assurance that Essendant’s public stockholders will receive the January Dividend.

The completion of the tender offer is conditioned upon, among other things, satisfaction of a minimum tender condition and expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The tender offer and withdrawal rights are scheduled to expire at 5:00 p.m., New York City time, on November 5, 2018, unless extended in accordance with the terms of the merger agreement.

Only Essendant stockholders of record on the Record Date will be entitled to the January Dividend. If the acceptance of shares for purchase in the tender offer occurs on or before the Record Date, persons who were holders of shares accepted for purchase in the tender offer will not receive the January Dividend in respect of such shares. Similarly, if the merger occurs on or before the Record Date, holders of shares outstanding immediately prior to the merger will not receive the January Dividend in respect of such shares.

Cautionary Statement

This press release contains forward-looking statements, including statements regarding the proposed acquisition of Essendant Inc. (“Essendant”) by an affiliate of Staples, Inc. (“Staples”). From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements often contain words such as “may,” “can,” “could,” “would,” “should,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “believes,” “seeks,” “will,” “is likely to,” “scheduled,” “positioned to,”

“continue,” “forecast,” “aim,” “goal,” “target,” “predicting,” “projection,” “potential” or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements may include references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results, events or transactions of Essendant and the expected timing of the proposed transaction with Staples and other statements that are not strictly historical in nature. These forward-looking statements are based on management’s current expectations, forecasts and assumptions and could ultimately prove inaccurate. This means the forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: uncertainties as to the timing of the tender offer closing and the subsequent merger; uncertainties as to how many Essendant stockholders will tender their shares in the offer; the possibility that competing offers will be made; the ability to receive the required consents and regulatory approvals for the proposed transaction and to satisfy the other conditions to the closing of the transaction with Staples on a timely basis or at all, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act); the occurrence of events that may give rise to a right of one or both of Essendant and Staples to terminate the merger agreement; the risk that, prior to the completion of the transaction, Essendant’s business and its relationships with employees, customers, vendors and other business partners could experience significant disruption due to transaction-related uncertainty; the risk that stockholder litigation in connection with the tender offer or the merger or other transaction-related litigation may result in significant costs of defense, indemnification and liability; negative effects of the announcement of the transaction with Staples on the market price of Essendant’s common stock and/or on its business, financial condition, results of operations and financial performance; the ability of Essendant to retain and hire key personnel; and the risks and uncertainties pertaining to Essendant’s business, including those detailed under “Risk Factors” and elsewhere in Essendant’s public periodic filings with the U.S. Securities and Exchange Commission (the “SEC”). There can be no assurance that the proposed transaction with Staples or any other transaction will in fact be consummated in the manner described or at all. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see Essendant’s statements and reports on Forms 10-K, 10-Q and 8-K and Schedule 14D-9 filed with or furnished to the SEC and other written statements made by Essendant from time to time. The forward-looking information herein is given as of this date only and is qualified in its entirety by this cautionary statement, and Essendant undertakes no obligation to revise or update it.

Additional Information

This press release does not constitute an offer to buy or a solicitation of an offer to sell any securities. On September 24, 2018, Staples, Egg Parent Inc. and Egg Merger Sub Inc. filed with the SEC a Tender Offer Statement on Schedule TO with respect to the tender offer, and Essendant filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND

OTHER TENDER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Investors and stockholders may obtain the Schedule TO, the Schedule 14D-9 and other relevant documents filed with the SEC free of charge from the SEC’s website at www.sec.gov. The documents filed by Essendant with the SEC may also be obtained free of charge at Essendant’s website at www.essendant.com or by contacting Essendant’s Investor Relations Department at (847) 627-2900.

About Essendant

Essendant Inc. is a leading national distributor of workplace items, with 2017 net sales of $5.0 billion. The company provides access to a broad assortment of over 170,000 items, including janitorial and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. Essendant serves a diverse group of customers, including independent resellers, national resellers and e-commerce businesses. The Company’s network of distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S.

Contacts

Janet Zelenka – Senior Vice President and CFO – (847) 627-7000

Ryon Wharton – Vice President Finance and Investor Relations – (847) 627-2900

Scott Winter / Jonathan Salzberger – Innisfree M&A Incorporated – (212) 750-5833